===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Sodexho Marriott Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Corporate Headquarters                             Mailing Address:
9801 Washingtonian Boulevard                       9801 Washingtonian Boulevard
Gaithersburg, Maryland 20878                       Gaithersburg, Maryland 20878

                       [Sodexho Marriott Services Logo]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD WEDNESDAY, JANUARY 10, 2001

                               ----------------

To our Shareholders:                                           December 1, 2000

   The 2001 annual meeting of the shareholders of Sodexho Marriott Services, Inc. will be held at the Gaithersburg Marriott, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, January 10, 2001, at 10:00 a.m. Doors to the meeting will open at 9:00 a.m. At the meeting, shareholders will act on the following matters:

  1. Proposal One: Election of Daniel J. Altobello, Pierre Bellon, Bernard Carton, Edouard de Royere, Michel Landel, John W. Marriott III, Mary S. Metz and William J. Shaw, as directors, each for a term of one year expiring at the 2002 annual meeting of shareholders;

  2. Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP, as our independent auditors for the 2001 fiscal year;

  3. Proposal Three: Ratification of an amendment of our 1998 Comprehensive Stock Incentive Plan that would increase the number of shares of common stock available to be issued under the Plan from 10 million to 11.5 million shares;

  4. To transact such other business as may properly come before the meeting including any adjournment or postponement of the meeting.

   Shareholders of record at the close of business on November 15, 2000, will be entitled to notice of and to vote at this meeting.

   For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed material.

                                /s/ Joan Rector McGlockton

                                Joan Rector McGlockton
                                Vice President and Corporate Secretary

  IF YOU PLAN ON ATTENDING THE MEETING, YOU MUST PRESENT THE ADMISSION TICKET
          ATTACHED TO YOUR PROXY CARD AT THE ENTRANCE OF THE MEETING.

                               TABLE OF CONTENTS

About the Meeting..........................................................    1
  What is the purpose of the annual meeting?...............................    1
  Who is entitled to vote?.................................................    2
  Who can attend the meeting?..............................................    2
  What constitutes a quorum?...............................................    2
  How do I vote?...........................................................    2
  Can I vote by telephone or electronically?...............................    2
  Can I change my vote after I return my proxy card, or after I vote by
   telephone or electronically?............................................    2
  What are the Board's recommendations?....................................    3
  What vote is required to approve each Proposal?..........................    3
  Who will count the vote?.................................................    3
  What shares are included on the proxy card(s)?...........................    3
  What does it mean if I receive more than one proxy card?.................    4
  How will voting on any other business be conducted?......................    4
  When are shareholder proposals for the 2002 annual meeting of
   shareholders due?.......................................................    4
  Can a shareholder nominate someone to be a director of the Company?......    4
  How much did this proxy solicitation cost?...............................    4
  Can I receive future shareholder communications electronically through
   the Internet?...........................................................    5

Stock Ownership............................................................    6
  Who are the largest owners of the Company's stock?.......................    6
  How much stock do the Company's directors and executive officers own?....    6
  Section 16(a) beneficial ownership reporting compliance..................    7

Proposal One--Election of Directors........................................    8
  Committees of the Board..................................................   11
  Compensation of Directors................................................   12
  Audit Committee Report...................................................   12
  Executive Compensation...................................................   14
    Summary Compensation Table.............................................   14
    Stock Option Tables....................................................   15
  Performance Graphs.......................................................   16
  Report on Executive Compensation by the Compensation Policy Committee....   18
  Employment Agreements....................................................   21
  Certain Transactions.....................................................   21

Proposal Two--Appointment of Auditors......................................   22

Proposal Three--The ratification of an amendment of the Company's 1998
 Comprehensive Stock Incentive Plan that would increase the number of shares of common stock available to be issued under the plan from 10
 Million to 11.5 Million shares............................................   22

Other Matters..............................................................   26

                       [Sodexho Marriott Services Logo]

                        SODEXHO MARRIOTT SERVICES, INC.
           9801 WASHINGTONIAN BOULEVARD, GAITHERSBURG, MARYLAND 20878

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 10, 2001

                               ----------------

   This proxy statement contains information related to the annual meeting of shareholders of Sodexho Marriott Services, Inc., a Delaware corporation (the "Company") to be held on Wednesday, January 10, 2001, beginning at 10:00 a.m., at the Gaithersburg Marriott located at 9751 Washingtonian Boulevard, Gaithersburg, Maryland, 20878. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2001 annual meeting of shareholders or any adjournment or postponement of the meeting. This proxy statement is first being mailed to shareholders on December 1, 2000.

   The Company was formerly named Marriott International, Inc. On March 27, 1998 (the "Transaction Date"), Marriott International, Inc. ("Old Marriott") completed the distribution to its shareholders of a new company consisting of its lodging, senior living services and distribution services businesses. This new company adopted the name Marriott International, Inc. ("Marriott International"). The remaining business of Old Marriott, which was comprised primarily of the operations of Marriott Management Services, combined its food service and facilities management business with the North American operations of Sodexho Alliance, S.A. ("Sodexho") and changed its name to Sodexho Marriott Services, Inc. (The foregoing transactions shall be referred to herein as the "Transactions"). In connection with the Transactions, the Company's common stock underwent a one-for-four reverse stock split.

   On April 15, 1998, the Board of Directors of the Company (the "Board") approved the change of the fiscal year end of the Company to the Friday nearest to August 31 of each year. Prior to this change in fiscal year, the Company's fiscal year ended on the Friday nearest to December 31 of each year. Thus, the 1998 fiscal year began on January 3, 1998, ended on August 28, 1998, and is referred to herein as the "Transition Period." The period from March 28, 1998, to August 28, 1998, is referred to herein as the "Stub Period." The Company's first complete fiscal year began on August 29, 1998, and ended on September 3, 1999, and is referred to herein as the "1999 Fiscal Year." The Company's most recently completed fiscal year began on September 4, 1999, and ended on September 1, 2000, and is referred to herein as the "2000 Fiscal Year." The Company's 2001 fiscal year ("2001 Fiscal Year") began on September 2, 2000, and will end on August 31, 2001.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At the Company's annual meeting, shareholders will act upon the matters described in the accompanying notice of annual meeting of shareholders. This includes the election of eight directors, ratification of the Company's independent auditors, and ratification of an amendment to the Company's 1998 Comprehensive Stock Incentive Plan increasing the number of shares of common stock available to be awarded under the Plan from 10 million to 11.5 million shares. In addition, the Company's management will report on the performance of the Company during the 2000 Fiscal Year and respond to questions from shareholders.

Who is entitled to vote?

   Only shareholders of record of outstanding common stock of the Company at the close of business on the record date, November 15, 2000, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its shareholder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

   All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the common stock of the Company outstanding on the record date will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 63,258,994 shares of common stock of the Company were outstanding. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

How do I vote?

   Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1, 2 and 3.

Can I vote by telephone or electronically?

   Yes. You may vote by telephone or electronically through the Internet, by following the instructions attached to your proxy card.

   The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

    1) Returning a later-dated signed proxy card;

    2) Delivering a written notice of revocation to First Chicago Trust Company, a division of Equiserve, P.O. Box 8243, Edison, New Jersey 08818-8243;

    3) Voting by telephone or the Internet; or

    4) Voting in person at the meeting.

What are the Board's recommendations?

   The Board's recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

  . FOR election of the nominated directors (see Proposal 1 on page 8);

  . FOR ratification of the appointment of PricewaterhouseCoopers LLP, as the Company's independent auditors for the 2001 Fiscal Year (see Proposal 2 on page 22);

  . FOR the ratification of the amendment to the Company's 1998 Comprehensive
    Stock Incentive Plan increasing the number of shares of common stock available to be issued under the Plan from 10 million to 11.5 million shares (see Proposal 3 on page 22).

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each Proposal?

   For Proposals 1 and 2 and 3, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those proposals and will not be counted in determining the number of shares necessary for approval of Proposals 1 and 2 and 3. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

   Representatives of First Chicago Trust Company, a division of Equiserve, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

   The shares on your proxy card(s) represent ALL of your shares of common stock of the Company, including any employee shares that may be held in custody for your account by T. Rowe Price Retirement Plan Services, Inc. as trustee for the Sodexho Marriott Services, Inc.'s 401(k) Employees' Retirement Savings Plan & Trust ("401(k) Plan"). If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, T. Rowe Price will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

What does it mean if I receive more than one proxy card?

   If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, First Chicago Trust Company, a division of Equiserve, at
(800) 311-4816.

How will voting on any other business be conducted?

   Although we do not know of any business to be considered at the 2001 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your proxy gives authority to Michel Landel and Robert A. Stern to vote on such matters at their discretion.

When are shareholder proposals for the 2002 annual meeting of shareholders due?

   The Company's 2002 annual meeting of shareholders is scheduled to be held on January 9, 2002. To be considered for inclusion in the Company's proxy statement for that meeting, shareholder proposals must be received at the Company's offices no later than August 3, 2001. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Suite 1251, Gaithersburg, Maryland 20878.

   In addition, the Company's bylaws require that if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2002 annual meeting of the shareholders, such proposal or nomination must be submitted in writing to the Company's Corporate Secretary at the above address between September 11, 2001, and October 11, 2001. The written proposal or nomination must be in compliance with the Company's bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made before September 11, 2001 or after October 11, 2001, or not in compliance with the Company's bylaws.

Can a shareholder nominate someone to be a director of the Company?

   As a shareholder, you may recommend any person as a nominee for director of the Company by writing to the Board of Directors c/o Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. Recommendations must be received by August 3, 2001 for the 2002 annual meeting of shareholders, and must comply with the requirements in the Company's bylaws.

How much did this proxy solicitation cost?

   MacKenzie Partners, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $6,500, plus reimbursement of certain out-of-pocket expenses. The Company also reimburses brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes.

Can I receive future shareholder communications electronically through the Internet?

   Yes. You may elect to receive future notices for meetings, proxy materials, and annual reports electronically through the Internet, beginning with the 2002 annual meeting of shareholders. To consent to electronic delivery:

  . If your shares are registered in your own name, and not in "street name" through a broker or other nominee, fill out the consent form at the Internet site maintained by our stock transfer agent, First Chicago Trust Company, a division of Equiserve, at www.econsent.com/sdh.

  . If your shares are registered in "street name" through a broker or other nominee, you must first vote your shares using the Internet, at www.eproxyvote.com/sdh, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

   You may withdraw this consent at any time and resume receiving shareholder communications in print form. More information on electronic delivery of materials is set forth on the proxy card.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

   As of October 31, 2000, the following persons or groups beneficially owned 5% or more of the Company's outstanding shares of common stock:

   Sodexho Alliance, S.A.................................................    48%

   Transamerica Corporation
   Transamerica Insurance Corporation of California
   Transamerica Investment Services, Inc................................. 11.83%

How much stock do the Company's directors and executive officers own?

   The following table sets forth the beneficial ownership of common stock by each of the Company's directors, including director nominees, each of the executive officers named in the Summary Compensation Table on page 14 and all directors with 11 executive officers of the Company as a group as of October 31, 2000, as well as additional information about beneficial owners of 5% or more of the Company's common stock.

                                                            Common Stock
                                                       -----------------------
                                                          Amount
                                                       Beneficially Percent of
   Name                                                 Owned(/1/)    Class
   ----                                                ------------ ----------
Directors:
Daniel J. Altobello(/2/)..............................       4,001      *
Pierre Bellon(/3/)....................................  29,949,926       48%
Bernard Carton........................................      10,100      *
Edouard de Royere.....................................           1      *
Michel Landel(/4/)....................................      61,750      *
John W. Marriott III(/5/).............................       2,977      *
Mary S. Metz..........................................           0      *
William J. Shaw.......................................      14,839      *

Named Executive Officers:
William W. Hamman(/6/)................................     133,010      *
Thomas M. Mulligan(/7/)...............................      18,000      *
Robert A. Stern(/8/)..................................      40,299      *
Anthony F. Alibrio(/9/)...............................     135,360      *

All Directors, Nominees and Executive Officers as a
 Group
 (18 including the foregoing).........................  30,439,841    48.12%

Other Beneficial Owners of More Than 5% of the
 Outstanding Stock of the Company:
Sodexho Alliance, S.A.(/3/)...........................  29,949,925       48%
Transamerica Corporation
Transamerica Insurance Corporation of California
Transamerica Investment Services, Inc.(/10/)..........   7,486,126    11.83%

--------
  * Less than 1 percent.
 (1) Based on the number of shares outstanding at October 31, 2000, plus the number of shares acquirable by the specified person(s) within 60 days of, October 31, 2000. Reflects the issuance of stock options, restricted stock and deferred stock.

 (2) Includes 400 shares owned by Mr. Altobello's wife (Mr. Altobello disclaims beneficial ownership of the shares owned by his wife).
 (3) Includes 29,949,925 shares beneficially owned by Sodexho Alliance, S.A. Mr. Bellon, along with members of his family, is the majority shareholder of Bellon, S.A., which is the majority shareholder of Sodexho Alliance, S.A. Sodexho Alliance, S.A. beneficially owns 29,949,925 shares of the common stock of the Company. Bellon S.A., as the majority shareholder of Sodexho Alliance, S.A., and Mr. Bellon, as the majority shareholder of Bellon S.A., may each be deemed to have beneficial ownership of 29,949,925 shares of the common stock of the Company beneficially owned by Sodexho Alliance, S.A. Except to the extent of their pecuniary interest in such shares, Bellon S.A. and Mr. Bellon disclaim beneficial ownership of such shares. The address for Sodexho Alliance, S.A. is 3, avenue Newton, 78180 Montigny-le-Bretonneux, France.
 (4) Includes 48,750 shares acquirable by Mr. Landel within 60 days of October 31, 2000.
 (5) Includes 2,236 shares owned by Mr. Marriott's wife. (Mr. Marriott disclaims beneficial ownership of the shares owned by his wife.)
 (6) Includes 75,713 shares acquirable by Mr. Hamman within 60 days of October 31, 2000. Includes 11,423 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 45,692 shares of deferred stock awards. Includes 181 shares held by Mr. Hamman in the Company's 401(k) Plan.
 (7) Includes 18,000 shares acquirable by Mr. Mulligan within 60 days of October 31, 2000.
 (8) Includes 39,167 shares acquirable by Mr. Stern within 60 days of October 31, 2000.
 (9) Includes 70,629 shares acquirable by Mr. Alibrio within 60 days of October 31, 2000. Includes 11,423 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 53,307 shares of deferred stock awards.
(10) Pursuant to a 13G/A filed with the SEC by Transamerica on February 17, 1999, Transamerica may be deemed to be the beneficial owner of 7,486,126 shares of stock, of which 1,100,000 shares are owned directly by Transamerica. The remaining 6,386,126 shares, including 1,888,576 shares owned for the benefit of non-affiliate investment advisory clients of Transamerica Investment Services, Inc. ("TIS") are beneficially owned by direct and indirect subsidiaries of Transamerica. TIS is deemed to be the beneficial owner of 7,486,126 shares of common stock pursuant to separate arrangements whereby TIS acts as investment advisor to certain individuals and entities, including Transamerica Occidental Life Insurance Company ("Occidental"), Transamerica Life Insurance and Annuity Company ("TALIAC") and Transamerica Life Insurance Company of Canada ("TLIC Canada"), each of which are insurance companies as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 and are subsidiaries of Transamerica. Occidental, TALIAC and TLIC Canada directly own 2,353,000, 2,052,350 and 6,700 shares of common stock, respectively. Each of the individuals and entities for which TIS acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities purchased or held pursuant to such arrangements. Transamerica Insurance Corporation of California ("TICC") is deemed to be the beneficial owner of the 4,412,550 shares of common stock beneficially owned by its subsidiary, Occidental, and by its indirect subsidiaries, TALIAC and TLIC Canada. The address for Transamerica is 600 Montgomery Street, San Francisco, California 94111. The address for TIS and TICC is 1150 South Olive Street, Los Angeles, California 90015.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of beneficial ownership and changes in beneficial ownership of Company equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such persons to file such reports on a timely basis during its most recent fiscal year. During the 2000 Fiscal Year, the Reporting Persons of the Company were in compliance with these requirements with the exception of one transaction not timely reported by Bernard Carton, one transaction not timely reported by Anthony J. Wilson and two transactions not timely reported by Thomas M. Mulligan. Mr. Wilson has since resigned from the Company effective March 31, 2000. These transactions have now been reported.

                      PROPOSAL ONE--ELECTION OF DIRECTORS

   The Company's Board has eight members. A vacancy was created on the Board of Directors as a result of the resignation of Doctor R. Crants on April 13, 2000. On October 17, 2000, the Board of Directors appointed Mary S. Metz to replace Mr. Crants for the balance of his term. The term of each Director will expire at the Annual Meeting. The Board has nominated and recommends the re-election of each of the eight current Directors for a one-year term, expiring at the 2002 annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the re-election of each of the eight Directors.

   If elected, each of the Directors has consented to serve as a director for a term of one year and until a successor is elected and qualified. Although it is not contemplated that any nominee will be unable to serve as director, in the event a nominee cannot serve on the Board, the proxies will be voted for such other person or persons as may be designated by the Board.

   The Board recommends a vote FOR the nominees.

                           Mr. Shaw has served as Chairman of the Board of the
William J. Shaw            Company since the Transaction Date. Mr. Shaw has
(Chairman of the Board)    served as President and Chief Operating Officer of
Age: 55                    Marriott International since March 31, 1997,
                           (including service in the same capacity with Old
                           Marriott until March 1998). Mr. Shaw joined
                           Marriott Corporation in 1974, was elected Corporate
                           Controller in 1979 and a Vice President in 1982. In
                           1986, Mr. Shaw was elected Senior Vice President-
                           Finance and Treasurer of Marriott Corporation. He was elected Executive Vice President of Marriott
    (PHOTO)                Corporation and promoted to Chief Financial Officer
                           in April 1988. In February 1992, he was elected
                           President of the Marriott Service Group, which then included Marriott International's Contract Service
                           Group. Mr. Shaw was elected Executive Vice
                           President and President- Marriott Service Group in
                           October 1993. Mr. Shaw serves on the Board of
                           Marriott International. He also serves as a trustee of the University of Notre Dame, and the Suburban
                           Hospital Foundation.

Daniel J. Altobello        Mr. Altobello has served as a director of the
Age: 59                    Company since the Transaction Date. Since October
                           1, 2000, Mr. Altobello has been a private investor and active board member of several companies. From
                           September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the
     (PHOTO)               parent corporation of Caterair International, Inc.
                           and LSG/SKY Chefs, and the largest airline catering company in the world. From 1989 to 1995, Mr.
                           Altobello served as Chairman, President and Chief
                           Executive Officer of Caterair International
                           Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice
                           President of Marriott Corporation and President,
                           Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown
                           University, including service as Vice President, Administration Services. He is a member of the Board of Directors of American Management Systems,
                           Inc., Colorado Prime Foods, Care First, Inc. of which he is non-executive chairman, Care First of Maryland, Inc., MESA Air Group, World Airways,
                           Inc., First Union Realty Trust, Atlantic Aviation
                           Holdings, Friedman, Billings and Ramsey Group,
                           Inc., an advisory director of Thayer Capital
                           Partners, and a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foundation,
                           Inc. and the Woodstock Theological Center at
                           Georgetown University.


Pierre Bellon              Mr. Bellon has served as a director of the Company
Age: 70                    since the Transaction Date. Mr. Bellon is Chairman
                           and Chief Executive Officer of Sodexho, a worldwide food and management services company, which he founded in 1966 and which has been listed on the
     (PHOTO)               Paris Bourse since 1983. In addition, he is Vice
                           Chairman of the Mouvement des Entreprises de France
                           (Confederation of French Industries and Services),
                           Conseil National du Patronat Francais
                           (Confederation of French Industries and Services), and from 1969-1979 was a member of the Conseil
                           Economique et Social (Social and Economic Council) in France. Mr. Bellon also serves as a director of L'Air Liquide (an industrial gas company).


Bernard Carton             Mr. Carton has served as a director of the Company
Age: 66                    since the Transaction Date. Mr. Carton is Senior
                           Vice President and Chief Financial Officer of
                           Sodexho, a position he has held since he joined
                           Sodexho in 1975. Prior to joining Sodexho, Mr.
     (PHOTO)               Carton held positions with several French and
                           American companies, including Manpower, Inc. (Vice
                           President, Finance for European Operations 1970-
                           1975), Control Data Corporation (Vice President,
                           Finance European countries 1962-1970) and General
                           Electric Company (Engineer 1960-1962).

Edouard de Royere          Mr. de Royere has served as a director of the
Age: 68                    Company since the Transaction Date. Mr. de Royere
                           is a director and Honorary Chairman of L'Air
                           Liquide since 1997, and its former Chairman and Chief Executive Officer, a position he held from 1985 until his retirement in 1995. Prior to such
     (PHOTO)               time, Mr. de Royere served in various capacities at
                           L'Air Liquide, including Vice President (1982-
                           1985), Assistant Vice President (1980-1982),
                           Assistant to the Chief Executive Officer (1979) and
                           General Counsel and Company Secretary (1967-1979).
                           Mr. de Royere also serves as a director of Sodexho
                           (a food management company), L'Oreal S.A. (a beauty and personal care company), Groupe Danone (a food and beverage company) and Solvay S.A. (a chemical and pharmaceutical company).


Michel Landel              Mr. Landel has served as President, Chief Executive
Age: 49                    Officer, and a member of the Board of Directors of
                           the Company since May 3, 1999. Mr. Landel joined
                           Sodexho in 1984 as Chief Operating Manager for
                           Eastern Africa, Libya and Algeria. He was promoted to President of Remote Site operations in Africa in 1986, where he served until his move to Sodexho's
                           North American Operations. Mr. Landel served as
      (PHOTO)              President and Chief Executive Officer of Sodexho
                           North America from 1989 to the Transaction Date. He was appointed an Executive Vice President of the Company as of the Transaction Date and was also appointed President, Corporate Services, on June
                           16, 1998. From 1980 to 1984, Mr. Landel served as
                           General Manager for the Poliet Group in France, a manufacturer and distributor of building materials.
                           He began his career with Chase Manhattan Bank in France. At Chase, he worked within the accounting and control department for Europe, then started the company's Ivory Coast operations, becoming the first country operations manager for Chase.

John W. Marriott III       Mr. Marriott has served as a director of the
Age: 39                    Company since the Transaction Date. In March 2000,
                           Mr. Marriott was named Executive Vice President,
                           Sales and Marketing of Marriott International, Inc.
                           From 1996 to March 2000, Mr. Marriott was the
                           Senior Vice President of Marriott's Mid-Atlantic
                           Region in the Hotel Division. Mr. Marriott joined
     (PHOTO)               Marriott Corporation in 1986 as a Sales Manager and
                           subsequently served as a Restaurant Manager and then a director of Food and Beverage. In 1989, Mr.
                           Marriott served as Executive Assistant to the Chairman, J. W. Marriott, Jr., who is his father.
                           He has also held positions as Director of Financial
                           Planning, Hotel Director of Marketing, General
                           Manager of the Crystal City Marriott, Director of
                           Finance in Marriott's Treasury Department, Director of Finance and Development at Host Marriott
                           Corporation, and Vice President, Lodging
                           Development for the Ritz-Carlton hotel brand. Since
                           1993, Mr. Marriott has been the Chief Executive
                           Officer and President of JWM Family Enterprises,
                           L.P., a partnership focused on hotel acquisitions and operations. Mr. Marriott is also a Director of Crestline Capital Corporation.


Mary S. Metz               Dr. Metz has served as a director of the Company
Age: 63                    since October 17, 2000, replacing Doctor R. Crants
                           for the balance of his term. Since January 1999, Dr. Metz has been the President of the S.H. Cowell
                           Foundation, having served on the Cowell Board of Directors since 1991. Dr. Metz is Dean Emeritus of
     (PHOTO)               University Extension, University of California at
                           Berkeley after holding the title of Dean of University Extension, University of California at
                           Berkeley from 1991 to 1998. Dr. Metz was President of Mills College in Oakland, California from 1981 until 1990. Dr. Metz is a member of the board of directors of Union BanCal, SBC Communications,
                           Inc., Pacific Gas and Electric Corporation, Long's
                           Drugstores, the S.H. Cowell Foundation, and the
                           American Conservatory Theater.


Committees of the Board

   The Board met four times during the 2000 Fiscal Year. No Director attended fewer than 75% of the total number of meetings of the Board and Committees on which such Director served during that time with the exception of Edouard de Royere who attended 50% of the total number of meetings of the Board and Committees.

   The Company's Board has two standing committees: Audit and Compensation
Policy.

   The members of the Audit Committee are Edouard de Royere, Mary S. Metz and Daniel J. Altobello, who serves as Chair. A vacancy was created on the Audit Committee as a result of the resignation of Doctor R. Crants on April 13, 2000. On October 17, 2000, the Board appointed Dr. Metz to replace Mr. Crants for the balance of his term. The Audit Committee met four times during the 2000 Fiscal Year with the Company's independent auditors, management representatives and internal auditors. The independent auditors and internal auditors have unrestricted access to the Audit

Committee and vice versa. The Audit Committee performs various functions, as described in the Audit Committee Report appearing below.

   The members of the Compensation Policy Committee are Bernard Carton, William
J. Shaw, and Mary S. Metz. Mr. Shaw served as Acting Chair of the Committee during the balance of the 2000 Fiscal Year after the resignation, on April 13, 2000, of Doctor R. Crants who had served as Chair of the Committee. On October 17, 2000, the Board appointed Dr. Metz to replace Mr. Crants for the balance of his term and appointed her Chair of the Committee. The Compensation Policy Committee met four times during the 2000 Fiscal Year. The Compensation Policy
Committee:

  . determines the compensation of senior officers and certain other employees;

  . administers employee compensation and benefit plans; and

  . reviews the operations and policies of such plans.

Compensation of Directors

   Directors who are also employees of the Company receive no additional compensation for service as Directors. Other Directors who are not employees receive an annual retainer fee of $25,000. Non-employee Directors also receive a fee of $1,250 for attendance at Board, Committee or shareholder meetings. The Chairman of the Board, who is not an employee of the Company, receives an annual retainer fee of $50,000. The Chair of each Committee of the Board receives an additional annual fee of $1,250. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

Audit Committee Report

   The Audit Committee of the Sodexho Marriott Services, Inc. Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Daniel J. Altobello, Edouard de Royere and Mary S. Metz.

   The Audit Committee performs the functions described in its Charter, which is attached to this proxy statement as Exhibit A. These functions include:

  . recommending to the Company's Board the appointment of independent auditors;

  . approving the scope of audits and other services to be performed by the independent and internal auditors; and

  . reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls.

   The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

   In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   In addition, the Audit Committee has discussed with the independent auditors the auditor's independence from the Company and its management, including matters in the written disclosures and letters provided by the independent auditors to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

   The Audit Committee has discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 1, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Members of the Audit Committee:

  Daniel J. Altobello
  Edouard de Royere
  Mary S. Metz

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The table below summarizes the compensation paid to the Named Executive Officers for services in all capacities to the Company in the years indicated.

                                                                                   Long-Term
                                       Annual Compensation                        Compensation
                                ------------------------------------------    --------------------
   Name and Principal    Fiscal                               Other Annual     Stock   All Other
        Position          Year  Salary(/1/)      Bonus        Compensation    Options Compensation
   ------------------    ------ -----------     --------      ------------    ------- ------------

Michel Landel...........
 President & CEO          2000   $419,617       $180,000        $ 18,705(/5/) 100,000   $61,912(/8/)
                          1999   $370,771       $115,139        $ 50,000            0   $20,848
                          1998   $143,847(/2/)  $ 94,983(/4/)   $349,789(/6/)  47,500   $ 1,961

Anthony F. Alibrio......
 Executive Vice           2000   $342,089       $103,345        $      0       50,000   $13,304(/9/)
 President & President,   1999   $329,508       $102,547        $      0            0   $10,331
 Health Care Services     1998   $198,952(/3/)  $130,693        $334,599(/7/)  45,000   $ 7,392

William W. Hamman.......
 Executive Vice
 President & President,   2000   $289,465       $ 90,000        $      0       50,000   $11,223(/10/)
 Higher Education         1999   $271,975       $ 84,643        $      0            0   $18,261
 Services                 1998   $163,740(/3/)  $107,566        $365,781(/7/)  34,000   $12,202

Thomas M. Mulligan......
 President, Corporate     2000   $229,224       $ 72,000        $      0       45,000   $27,388(/11/)
 Services                 1999   $202,291       $ 73,931        $ 11,260        3,000   $22,343

Robert A. Stern.........
 Senior Vice President    2000   $219,616       $ 60,000        $      0       50,000   $ 8,034(/12/)
 and General Counsel      1999   $204,504       $ 67,291        $      0            0   $ 9,023
                          1998   $114,764(/3/)  $101,379        $101,997(/7/)  17,500   $ 5,744

--------
 (1) Salary amounts include base salary earned and paid in cash and the amount of base salary deferred at the election of the Named Executive Officer under any of the following: Sodexho Marriott Services Executive Deferred Compensation Plan (the "Deferred Plan"); the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust (the "401(k) Plan"); the Sodexho Deferred Compensation Plan (the "Sodexho Deferred Plan"); the Sodexho Supplemental Savings Plus Plan (the "Supplemental Plan").
 (2) Includes compensation earned through the Company only. Compensation paid by his previous employer, Sodexho North America, is not included per SEC disclosure rules.
 (3) Compensation received during Transition Period (January 3, 1998-August 28,
     1998).
 (4) The amount listed for Mr. Landel relates to the portion of his fiscal 1998 bonus attributable to employment with the Company.
 (5) Mr. Landel resides outside the area of the corporate office. The Company reimbursed him $18,705 for commuting costs related to traveling to the corporate office for business meetings.
 (6) Under the terms of the Transactions, 42% of the value held in the International Catering Corp. 1996 Stock Option Plan was paid in cash to participants at the time of the Transactions. The amount listed in this column for Mr. Landel includes the amount paid to him under this plan. The remaining 58% value was redenominated into options to purchase shares of Company Stock.
 (7) All shares of Old Marriott deferred bonus stock which were held (both vested and unvested) for the Named Executive Officers who became employees of the Company at the time of the Transactions were paid to the individuals on the Transaction Date. Amounts shown in this column include cash and stock payouts including any payment deferred into the Marriott International Executive Deferred Compensation Plan. All shares of Old Marriott restricted and deferred stock which were held by Mr. Alibrio and Mr. Hamman were converted to Company stock as of the Transaction Date.

     The total number of restricted or deferred stock held by Mr. Alibrio and Mr. Hamman as of the end of the 2000 Fiscal Year, and the aggregate value of the shares is as follows:

                                                                      Aggregate*
                                                  Deferred Restricted   Value
     Named Executive                               Stock     Stock      9/1/00
     ---------------                              -------- ---------- ----------
     Mr. Alibrio................................  53,307    11,423   $1,051,863
     Mr. Hamman.................................  45,692    11,423   $  928,119

  --------
   * Based on a $16.25 share price. This reflects the average of the high and low trading prices on the New York Stock Exchange on September 1, 2000, the last day of the 2000 Fiscal Year.

 (8) The Company made contributions of $5,187 to the 401(k) Plan, $10,914 to the Deferred Plan, and $30,760 to Mr. Landel's pension plan in France. Additionally, Mr. Landel's balance in the Supplemental Plan accrued earnings of $15,051.
 (9) The Company made contributions of $5,101 to the 401(k) Plan and $8,203 to the Deferred Plan.
(10) The Company made contributions of $5,041 to the 401(k) Plan and $6,182 to the Deferred Plan.
(11) The Company made contributions of $4,391 to the 401(k) Plan, $4,423 to the Deferred Plan and $8,400 to the Sodexho Deferred Plan. Additionally, Mr. Mulligan's balance in the Supplemental Plan accrued earnings of $10,174.
(12) The Company made contributions of $4,652 to the 401(k) Plan and $3,382 to the Deferred Plan.

                              Stock Option Tables

   The following tables provide information regarding options to purchase common stock.

                       Option Grants In Last Fiscal Year

                                       % of Total Stock
                                       Options Granted  Exercise               Grant Date
                         Stock Options to Employees in    Price   Expiration    Present
   Name                   Granted (#)    Fiscal Year    ($/Share)    Date    Value(/1/) ($)
   ----                  ------------- ---------------- --------- ---------- --------------
Michel Landel...........    100,000          3.86%       16.5625   11/22/09    1,017,931
Anthony F. Alibrio......     50,000          1.93%       16.5625   11/22/09      508,966
William W. Hamman.......     50,000          1.93%       16.5625   11/22/09      508,966
Thomas M. Mulligan......     45,000          1.74%       16.5625   11/22/09      458,069
Robert A. Stern.........     30,000          1.16%       16.5625   11/22/09      305,379
Robert A. Stern.........     20,000          0.77%       14.8437    4/19/10      182,459

--------
(1) The Black-Scholes option pricing model was used to determine the present value of the options on the Grant Date for purposes of this disclosure. The material assumptions used in this calculation include: a 10-year option term, an exercise price of $16.5625 for November option grants and $14.8437 for April option grants, an interest rate of 5.87%, volatility of 44.21%. These inputs resulted in option values of $10.18 per share for the November option grants and $9.12 per share for the April option grants in the 2000 Fiscal Year.

           Aggregated Stock Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                                          Value of Unexercised
                                                      Number of               In-the-Money
                                                  Shares Underlying           Stock Options
                           Shares                Unexercised Options     At Fiscal Year End ($)
                          Acquired    Value    At Fiscal Year End (#)             (/1/)
                         on Exercise Realized ------------------------- -------------------------
  Name                       (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- -------- ----------- ------------- ----------- -------------
Michel Landel...........   23,317    $211,982   11,875       135,625           0            0
Anthony F. Alibrio......   11,422    $ 75,102   35,002       147,168           0            0
William W. Hamman.......        0           0   46,797        88,365      90,919            0
Thomas M. Mulligan......        0           0    3,750        56,250           0            0
Robert A. Stern.........        0           0   21,886        71,196      16,014       28,126

--------
(1) Based on a $16.25 share price. This reflects the average of the high and low trading prices of Sodexho Marriott Services stock on the New York Stock Exchange on September 1, 2000, the last day of the 2000 Fiscal Year.

Performance Graphs

   The following line graph compares the cumulative total shareholder return on the common stock of the Company against the cumulative total returns of the Standard & Poor's Corporation Composite 500 Index (the "S&P Index") and the Standard & Poor's Corporation Lodging-Hotels Composite Index (the "S&P Lodging-Hotels Index") over the period commencing October 1, 1993, (the initial trading date for the Company common stock) and ending March 27, 1998. The graph assumes an initial investment of $100 on October 1, 1993, and reinvestment of dividends.

   The Company believes the information provided has only limited relevance to an understanding of the Company in its current state because the lodging and senior living services business ceased to be a part of the Company on the Transaction Date.


         Comparison of Five Year Cumulative Total Shareholder Returns
                            Through March 27, 1998


                            [Graphic Appears Here]

--------------------------------------------------------------------------------------------------------------------------
                      10/1/93   |   12/31/93    |   12/30/94    |    12/29/95   |    1/3/97    |   1/2/98    |    3/27/98
--------------------------------------------------------------------------------------------------------------------------
-<>- Marriott
     International,
     Inc.               $100    |    $112.1     |    $109.8     |     $150.5    |    $217.8    |   $271.5    |      $316
--------------------------------------------------------------------------------------------------------------------------
-.-  S&P Lodging-
     Hotels
     Index               100    |     105       |     93.3      |     110.3     |    131.4     |   181.3     |      202
--------------------------------------------------------------------------------------------------------------------------
-/\- S&P 500
     Index               100    |    102.3      |    103.6      |     142.53    |    175.3     |   228.5     |      258
--------------------------------------------------------------------------------------------------------------------------

   The following line graph compares the cumulative total shareholder return on the common stock of the Company against the cumulative total returns of the S&P 500 Index, the Russell 2000 Index and a peer group index of companies (the "Peer Group") over the period commencing March 30, 1998 and ending September 1, 2000. This graph assumes an initial investment of $100 on March 30, 1998, and reinvestment of dividends. The Peer Group index consists of the following companies: Morrison Health Care and ServiceMaster. In the Company's proxy statement for the 1999 Fiscal Year, Compass Group PLC was listed in the Peer Group index. Compass Group PLC is no longer traded on an exchange in the United States and, thus, is no longer included in the Peer Group index.

            Comparison of Cumulative Total Shareholder Returns For
                  Twenty-Nine Months Ended September 1, 2000


                            [Graphic Appears Here]

--------------------------------------------------------------------------------
                     3/30/98  |     8/28/98    |     9/3/99    |    9/1/2000
--------------------------------------------------------------------------------
-<>- Sodexho
     Marriott          $100   |        $97     |      $56      |        $61
--------------------------------------------------------------------------------
-.-  S&P 500 Index      100   |         95     |      124      |        139
--------------------------------------------------------------------------------
-/\- Russell 2000
     Index              100   |         75     |       92      |        114
--------------------------------------------------------------------------------
-[]- Peer Group
     Index              100   |         96     |      104      |        117
--------------------------------------------------------------------------------

Report on Executive Compensation by the Compensation Policy Committee

   This report discusses the compensation philosophy of the Company. The Compensation Policy Committee ("the Committee") of the Company considers and approves compensation decisions for the Chief Executive Officer and other members of the senior executive team based on analysis provided to the Committee by senior human resources management of the Company. The Committee is made up entirely of non-employee directors. The Committee met four times during the 2000 Fiscal Year.

 Compensation Philosophy

   The Committee and the Board have approved a compensation philosophy which supports the Company's short and long term business strategy by focusing employees, including the senior executive team, on performance and results; this includes Company results and, just as importantly, shareholder returns. The Committee believes that aligning the financial interests of Company executives with Company shareholders will enhance Company performance.

   The three components of compensation: annual salary, annual incentives, and long-term incentives are designed to complement each other and provide a total compensation opportunity that is competitive when the Company reaches its financial goals. The total compensation opportunity is greater than market for business results in excess of our goals. Consistent with the Company's compensation philosophy, each individual total compensation package for the senior executive team focuses more heavily on annual and long term incentives than base salary.

   The Named Executive Officers, including the Chief Executive Officer, have a large percentage of their cash compensation "at risk" through the annual incentive plan. In addition, their other compensation is tied to shareholder returns through the use of stock options as the primary long-term incentive vehicle.

   The Committee believes that this performance and results-based compensation philosophy will attract and retain the type of executive talent necessary to grow the Company's position as the market leader in food and facilities management in North America. The Company's compensation plans have been developed and communicated in a manner designed to encourage a culture where executives understand expectations, choose to remain with the Company and seek to improve results. The Company will continue to refine its executive compensation programs over the next several years as it further develops strategic objectives.

 Compensation Programs and Components

   The Committee relies on the senior human resources management of the Company to provide a comparative analysis of the compensation levels of the Named Executive Officers to other similarly situated executives. The analysis is based on external data obtained through independent outside consultants. The data reflects compensation practices of comparable companies.

   The cash compensation package (annual salary and target incentive opportunity) for each executive is based on the median level of cash compensation as determined by external data. In order for the cash compensation of senior executives to be fully competitive, the target level of annual incentive must be achieved. This puts a sizable amount of cash compensation "at risk" for the senior executive team. Long-term incentives are established based on median long-term incentive values for a comparative group of companies of like size and similar industries, as provided by independent outside consultants. Companies used for compensation comparison purposes may differ from those included in the performance chart included in this Proxy Statement.

 Annual Salary

   There is no set annual salary grading structure for the senior executive team, as each salary is based on an analysis of executive and position-specific data. The actual salary for each Named Executive Officer is set in the context of the external data based on a qualitative assessment of factors including individual performance, internal equity, experience and the business unit and segment's potential. Future salary increases are determined based on the Company's compensation philosophy, aggregate increases for executives in corporate America and the qualitative assessment described previously. None of these factors is weighted or subject to a formula. Annual salaries may be below the median of external market data due to the Company's focus on at-risk compensation that emphasizes incentive pay. This expectation assumes that appropriate (meaning aggressive but achievable) targets are set for annual and long-term incentives to provide a competitive total compensation opportunity.

 Annual Incentives

   Annual incentives for the Named Executive Officers include a target and maximum annual incentive opportunity communicated as a percentage of base salary. The target incentive level coupled with the appropriate annual salary provides a competitive total cash compensation opportunity. Individual executive incentives are based on an appropriate mixture of Company, division, function, and specific performance objectives including but not limited to the following: financial performance measures such as profit, sales, retention, EBIT (Earnings Before Interest and Taxes), EPS (Earnings Per Share), a reduction in receivables and other goals related to purchasing and safety.

 Long-Term Incentives

   The Company grants long-term incentives, typically in the form of annual stock option awards, to its more seasoned management population, including members of the senior executive team and the Chief Executive Officer. These grants are made only when performance justifies the award. Stock options only provide value when the market value of the underlying stock increases over the grant date price.

 CEO Compensation and Other Named Executive Officers

   In the form of base salary, bonus payments, stock, stock options and other payments, Mr. Landel received in the 2000 Fiscal Year the compensation reflected and described in the Summary Compensation Table. The determination of such compensation to Mr. Landel followed generally the philosophy and programs described above for the Company's executive officers and was based upon the Committee's consideration of Mr. Landel's previous work experience and positions of responsibility and authority; his performance, and the competitive rate in the industry for such experience and responsibility.

   The salaries for Mr. Landel and the other Named Executive Officers were reviewed by the Committee in October 1999. Mr. Landel received an increase in base pay in January, 2000 of 7.5%, which resulted in his annual pay rate increasing to $430,000. This salary is below the median for the comparator survey group. The other four Named Executive Officers received base salary increases ranging from 6% to 15%.

   The Company paid bonuses to the Named Executive Officers for the 2000 Fiscal Year. For Messrs. Alibrio, Hamman and Mulligan, the bonuses paid were based upon achievement of personal objectives and the performance of each of their respective divisions against the targets established for their respective divisions. For Messrs. Landel and Stern, the bonuses paid were based upon achievement of personal objectives and the performance of the Company against the achievement of the targets established for the Company. While the Company did not meet all of its incentive targets, the Committee recognized the critical need for retention and stability among the senior executive officers in its decision to award bonuses.

 Impact of Internal Revenue Code 162(m)

   The Omnibus Budget Reconciliation Act of 1993 added provisions to the Internal Revenue Code under section 162(m) which limits the tax deductibility of compensation expense in excess of $1 million to certain executive officers. For the reporting periods, none of the compensation paid to the Named Executive Officers by the Company is expected to exceed the $1 million limitation. If, in future years, compensation exceeds the $1 million limit, the Company may take steps to preserve the tax deduction. The Committee reserves the right to pay non-deductible compensation expense if it believes this to be in the best interests of the Company and its shareholders.

 Conclusion

   The Committee believes that the programs that have been implemented for the senior executive team are appropriate and effective in serving the needs of the Company and its shareholders.

 Members of the Compensation Policy Committee:

  Bernard Carton
  William J. Shaw
  Mary S. Metz

Employment Agreements

   Shortly after the completion of the Transactions, the Company entered into employment agreements with the Named Executive Officers as well as other members of the senior executive team. The employment agreements provide for 24 months of the following benefits in the case of disability; termination for other than cause, death or disability; or voluntary termination for good cause: salary continuation; continued participation in health and dental benefits; continued stock vesting; continued 401(k) participation; pro-rated incentive (based on time worked during fiscal year). Good cause is defined as a 10% or greater reduction to base salary; a 20% or greater decrease to bonus potential; a total cash compensation reduction of 15% or more; demotion or a significant reduction in responsibilities; the requirement to relocate greater than 75 miles office to office; or if any time prior to March 27, 2006, the stock of the Company is no longer publicly traded or if Sodexho owns greater than or equal to 90% of outstanding common stock.

   As long as the executive remains on the payroll, he or she will be eligible for continued stock option vesting and an extended exercise period under the approved retiree status sections of the Company's stock plans if certain age and length of service requirements listed in the plan are met. The agreements include a one-month notice period for both sides in order to terminate the agreement; one month salary in lieu of notice is satisfactory. Each agreement also contains a twenty-four month non-compete clause. The non-compete includes employment with or rendering services to any individuals or businesses who provide services similar to those of the Company. The executive forfeits any and all compensation under the agreements for breach.

Certain Transactions

 Relationship between the Company and Marriott International

   Pursuant to the Transactions, the Company and Marriott International have entered into a number of agreements governing their relationship after the Transaction Date. These agreements provide, among other things, for Marriott International to (i) provide the Company with various administrative and consulting services including services related to employee benefits, casualty claims, payroll, and information resources; (ii) grant to the Company certain limited nonexclusive trademark rights; and (iii) provide distribution services. The Company will pay to Marriott International approximately $64 million for services provided during the 2000 Fiscal Year, including reimbursements but excluding pass-through product costs, pursuant to these services. The Company provides certain services to Marriott International pursuant to agreements for
(i) food services; and (ii) management services including maintenance, administrative and security. Marriott International will pay to the Company approximately $4 million for services provided during the 2000 Fiscal Year, including reimbursements, pursuant to these agreements. For a fuller description of these agreements see the Company's Definitive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

 Relationship between the Company and Sodexho

   The Company and Sodexho entered into a Royalty Agreement and an Assistance Agreement effective the Transaction Date. Pursuant to these agreements, the Company has the right to use the name "Sodexho" in connection with the Company's operations in the United States and Canada for a specified period of time for a royalty payment equal to a percentage on the annual gross revenues of the Company and its subsidiaries. During the 2000 Fiscal Year, the Company paid Sodexho $2 million pursuant to the Royalty Agreement. The Assistance Agreement sets forth certain services that will be provided by Sodexho to the Company, including services related to purchasing activities, catering and site support services, marketing, management and administration, legal and fiscal matters, human relations, communications and cash management. In exchange for these services the Company will pay to Sodexho a fee equal to a percentage of the annual gross revenues of the Company and its subsidiaries. Payments from the Company to Sodexho associated with the performance of service were approximately $7 million for the 2000 Fiscal Year. For a fuller description of these agreements see the Company's Definitive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

                     PROPOSAL TWO--APPOINTMENT OF AUDITORS

   Subject to shareholder approval, the Board, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP ("PwC"), a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for the 2001 Fiscal Year.

   The reports issued by PwC on the Company's financial statements do not contain any adverse opinion or disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles. The Company is not aware of any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

   The Board of Directors of the Company unanimously recommends a vote FOR such appointment.

       PROPOSAL THREE--THE RATIFICATION OF AN AMENDMENT OF THE COMPANY'S
   1998 COMPREHENSIVE STOCK INCENTIVE PLAN THAT WOULD INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE TO BE ISSUED UNDER THE PLAN FROM 10 MILLION TO
                              11.5 MILLION SHARES.

   The Company adopted on October 17, 2000, subject to shareholder approval, an amendment to the 1998 Comprehensive Stock Incentive Plan (the "Plan") that would increase the number of shares of common stock available to be issued under the Plan from 10 million to 11.5 million shares. Of the 10 million shares initially approved by the shareholders, approximately 3,372,700 shares were used to convert then-existing awards in the Transactions, leaving approximately 6,627,300 shares available for new awards since March 28, 1998. Of this amount, approximately 663,750 shares remain available for award under the Plan. As of October 31, 2000, the market price per share of the Company's common stock is $18.375, based upon the closing price on the New York Stock Exchange on that day.

   We are asking shareholders to approve this amendment to ensure that the Company will have sufficient shares over the next year to recognize and reward outstanding employee performance which creates value for shareholders. In addition, we are soliciting shareholder approval of this amendment to comply with the rules of the New York Stock Exchange. This amendment to the Plan will not be effective unless and until it is approved by the Company's shareholders.

Summary of the Terms of the Plan

   Shares Available Under the Plan. The Plan, as amended, will provide for the issuance of 11.5 million shares of the Company's common stock, approximately 9,359, 300 of which have been issued or are subject to outstanding awards. The Plan provides that no employee will be eligible to receive awards covering more than 500,000 shares in any one fiscal year (excluding for this purpose the conversion awards issued under the Transactions). The number of shares available under the Plan and the limit on the number of awards that an employee may receive in any one fiscal year will be subject to adjustment in the event of any future change in capitalization of the Company, such as a stock split, or a corporate transaction such as a merger, consolidation, separation, spin-off, reorganization (whether or not taxable) or any partial or complete liquidation of the Company. If any award (including an award granted under the Company's 1993 Stock Plan) is canceled or terminated or expires or lapses, or if any shares of the Company's common stock are surrendered in connection with any such award, the shares subject to the award and the surrendered shares will be available for further awards under the Plan.

   Eligibility. The Plan permits any full time employee of the Company and its subsidiaries (other than employees who are governed by a collective bargaining agreement) to participate in the Plan. There are approximately 80,000 full time employees in this category. The Compensation Policy Committee has discretion to determine which of these employees are eligible to receive awards and has established guidelines based on levels of responsibility and performance. The Compensation Policy Committee has identified approximately 750 officers and key employees who fit within these guidelines.

   Administration. The Plan is administered by the Compensation Policy Committee of the Company's Board, the members of which are non-employee directors of the Company. The Compensation Policy Committee has the power to determine when and to whom awards will be made and the terms and conditions of the awards, in a manner consistent with the Plan. The Compensation Policy Committee also has the authority to interpret the Plan and grant agreements issued under the Plan and to establish rules and regulations for the Plan's administration. The Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board will provide for the substitution, distribution, exercise, cancellation or exchange for value of the outstanding awards.

   Awards. Because participation and the types of awards available for grant under the Plan are subject to the discretion of the Compensation Policy Committee, the benefits or amounts that any participant or groups of participants may receive if the amendment to the Plan is approved are not currently determinable. The Plan provides for the granting of stock option awards and other stock-based awards.

       Stock Option Awards. The Compensation Policy Committee may grant stock options under the Plan either on a non-qualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The option price may not be less than 100 percent of the fair market value of the Company's common stock on the date the option is granted.

   Each option may have a term of up to 15 years, as determined by the Compensation Policy Committee. If an optionee (other than an "approved retiree") ceases to be an employee or has been on leave of absence for more than 12 months (except in the case of a leave approved by the Compensation Policy Committee), unless otherwise provided for in an award agreement, the unexercisable portion of the option will be forfeited and the exercisable portion of the option will generally terminate if not exercised within the following three months (one year in the case of a permanently disabled employee).

   Unless otherwise provided in an award agreement, nonqualified options granted to optionees who subsequently become "approved retirees" (retirement with approval from the Compensation Policy Committee after 20 years of service or after attaining age 55 with 10 years of service and while a noncompetition agreement is honored) will not expire until the earlier of (i) the expiration of the option in accordance with its original term, or (ii) one year from the date on which the option granted latest in time to the optionee has fully vested. Unless otherwise provided in an award agreement, if an optionee dies while employed or while an approved retiree, all the optionee's options become fully vested and may be exercised until the earlier of the expiration date for such options or one year after the optionee's death. Unless otherwise provided in an award agreement, if an optionee who is not an approved retiree dies after termination of employment, a legatee may exercise the remaining options to the same extent and during the same period that the optionee could have exercised the options if the optionee had not died.

       Other Share-Based Awards. Under the Plan, the Compensation Policy Committee may grant any other awards denominated or payable in any combination of cash, Company common stock, a Company common stock equivalent or appreciation unit or security convertible into Company common stock. Such awards may be issued in tandem with other awards and made subject to any terms and conditions as determined by the Compensation Policy Committee and specified in the award agreements.

   Performance Measures. In order to comply with the requirements for exclusion from the limit on the tax deduction of executive compensation under Section 162(m) of the Internal Revenue Code, the Compensation Policy Committee may condition the grant or payment of awards to employees on the attainment of performance objectives. The performance objectives are measured by one or more of the following factors regarding the Company or the applicable business unit:
(i) consolidated cash flows, (ii) consolidated financial reported earnings,
(iii) consolidated economic earnings, (iv) earnings per share of common stock of the Company, (v) business unit financial reported earnings, (vi) business unit economic earnings, (vii) business unit cash flows and (viii) appreciation in the price of the Company's common stock, considered alone or as measured against the performance of the stocks of a group of companies approved by the Compensation Policy Committee.

   Amendments to Plan. The Company's Board may terminate, amend or modify the Plan at any time. The Company must obtain approval from the Company's shareholders for any amendment that increases the number of shares of common stock available for award under the Plan except for increases that result from a change in the corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, or other reorganization. No amendment of the Plan may adversely affect any award previously granted under the Plan without the written consent of the affected participant.

Federal Income Tax Consequences of Stock Options

   The following is a brief description of the federal income tax consequences generally arising with respect to stock option awards that may be granted under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan.

   Nonqualified Stock Options. For federal income tax purposes, the recipient of nonqualified options granted under the Plan will not have taxable income upon the grant, nor will the Company then be entitled to any deduction. When exercising a nonqualified option, an optionee is taxed at ordinary income rates on the gain represented by the difference between the option price and the market price on the day of exercise times the number of shares exercised. The Company generally receives a corresponding tax deduction.

   Incentive Stock Options. There are no "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, outstanding under the Plan and the Compensation Policy Committee presently has no intention to make such awards. There is no taxable income to an optionee when an incentive stock option is granted nor when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference for the optionee for purposes of determining alternative minimum tax liability. Gain realized by an optionee upon sale of stock acquired through an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the stock within two years after the date of grant of the option or within one year of the date the stock was transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the stock on the date of the option's exercise will be taxed at ordinary income rates, and the Company generally will be entitled to a corresponding tax deduction.

   Limitations on Compensation Deductions. Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 in any one year. However, the limitation on deductions does not apply to certain "performance based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options may satisfy the performance-based exception if the options are granted by a qualifying compensation committee, the plan sets forth the maximum number of shares with respect to which awards can be granted to any particular employee within a specified period and the compensation the employee can receive under an option is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The Company believes that all stock options awarded under the Plan will qualify as "performance-based" compensation and, therefore, that the Company's ability to take deductions for compensation arising from stock options issued under the Plan should not be limited by Section 162(m).

   The Board of Directors of the Company unanimously recommends a vote FOR Proposal Three.

                                 OTHER MATTERS

   The Company's management knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

   A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON NOVEMBER 13, 2000, AND A COPY OF THE 2000 COMPANY REPORT ARE BEING MAILED TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. ANY SHAREHOLDER WHO DESIRES AN ADDITIONAL COPY OF THE FORM 10-K OR COMPANY REPORT MAY OBTAIN ONE (EXCLUDING EXHIBITS) WITHOUT CHARGE BY ADDRESSING A REQUEST TO THE CORPORATE SECRETARY, SODEXHO MARRIOTT SERVICES, INC., 9801 WASHINGTONIAN BOULEVARD, SUITE 1251, GAITHERSBURG, MARYLAND, 20878. THE REPRODUCTION COST INCURRED BY THE COMPANY WILL BE CHARGED IF COPIES OF EXHIBITS ARE REQUESTED.

                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 /s/ Joan Rector McGlockton

                                 Joan Rector McGlockton
                                 Vice President and Corporate Secretary

                      EXHIBIT A TO AUDIT COMMITTEE REPORT

            Sodexho Marriott Services, Inc. Audit Committee Charter

I. Composition and Term of Office

   A. The Audit Committee (the "Committee") members shall meet the requirements of the New York Stock Exchange. The Committee shall be appointed by the Board of Directors and shall be composed of at least three Directors all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent"). In addition to the definition of Independent provided here, additional restrictions apply to every Committee member as outlined in the Corporate Governance Listing Standards of the New York Stock Exchange and currently filed with the Securities and Exchange Commission.

   B. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Company's Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

   C. The Chairman of the Committee shall be appointed by the Board of Directors. Members of the Committee shall serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

II. Meetings

   The Committee shall hold at least three regular meetings each year and such additional meetings as may be deemed necessary by the Committee Chairman. Minutes of each Committee meeting shall be submitted to the Board of Directors and the Chairman of the Committee will report verbally to the full Board of Directors on matters discussed or any actions taken at the most recent Committee meeting.

   To provide access to the Committee for the internal auditors, independent public accountants and key financial management, the Committee shall request, as deemed appropriate, attendance, at its regular meetings, of the Chief Financial Officer, Corporate Controller, the Vice President-Internal Audit, a representative of the independent public accountants and such other members of the Company's management as circumstances require. At least annually, the Committee should meet privately in executive session with the Vice President-Internal Audit and privately in executive session with the independent public accountants without members of management present.

III. Duties and Responsibilities

   The Committee shall:

   A. Financial Reporting

     1. Review the Company's annual financial statements prior to issuance to the public and discuss with the Company's independent public accountants and management any significant issues regarding accounting principles, practices and judgments.

     2. Review the Company's quarterly financial results with the Corporate Controller or Chief Financial Officer and discuss with the Company's independent public accountants prior to release of earnings. The Chair of the Committee may represent the full Committee for purposes of this review.

     3. Following completion of the annual audit, review and consider with the independent public accountants (and management, as appropriate) the following:

      . Their judgments of the quality and appropriateness of accounting principles and financial disclosure practices of the Company.

      . Any disagreements with management over the application of accounting principles.

      . Accounting principles applied, especially significant estimates made by management or changes in accounting methods.

      . Significant related party transactions or other significant conflicts of interest.

      .  Significant audit adjustments.

      . Any difficulties encountered during the audit, including any restrictions on the scope of work or access to required information.

      . Any other matters related to the conduct of the audit to be communicated to the Committee under Generally Accepted Auditing Standards in accordance with the requirements of Statement of Accounting Standards (SAS No. 61).

     4. Meet regularly with in-house counsel to discuss legal matters that may have a significant impact on the financial statements. Meet with outside counsel as appropriate.

     5. Prepare the Committee Report for annual inclusion in the Company's proxy statement, as required by the Securities and Exchange Commission. Submit the draft Report to the Board of Directors for approval.

     6. Prepare the Written Affirmation, as required by the Corporate Governance Listing Standards of the New York Stock Exchange, regarding the Committee members' independence and qualifications as to the adequacy of the Committee charter. Submit the draft letter to the Board of Directors for approval.

   B. Relationship with Independent Public Accountants

     1. Recommend appointment of independent public accountants annually to the Board of Directors for submission to shareholders for approval. The independent public accountants are ultimately accountable to the Board of Directors and the Committee; the Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, remove the independent public accountants (or to nominate the independent public accountants to be proposed for shareholder approval).

     2. Review the independent public accountants' letter regarding independence (required by Independence Standards Board Standard No. 1, as it may be modified or supplemented). Discuss with the independent public accountants their independence. Consider management's plans to engage the independent public accountants to perform management advisory services, types of services to be rendered, estimated fees and actual fees charged.

   C.  Audit Plans and Control Environment


     1. Inquire of management, the independent public accountants and the Vice President-Internal Audit about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

     2. Review audit plans with Vice President-Internal Audit and independent public accountants and evaluate adequacy of proposed audit scope.

     3. Review appointment and dismissal of Vice President-Internal Audit.

     4. Review progress of internal audit plan and key findings.

     5. Review with independent public accountants, management and Vice President-Internal Audit overall adequacy of internal controls.

     6. Review and follow up with management, independent public accountants and internal audit, matters covered by independent public accountants' letter of recommendations. Review management's actions regarding prior year recommendations.

     7. Review with appropriate management, in-house counsel and Vice President-Internal Audit, programs to ensure compliance with Company's Legal and Ethical Compliance Program.

   D. Other

     1. Institute investigations of suspected improprieties on any material matter selected by the Committee, using special counsel or outside experts when necessary.

     2. Review with internal audit and appropriate management the effectiveness of controls relating to officer and director expenses and perquisites.

     3. At least annually, review and assess the adequacy of the Audit Committee Charter. Submit proposed revisions to the Board of Directors for approval. This should occur in conjunction with the Committee's preparation of the written affirmation to the New York Stock Exchange, as described in
  Section III.A.6. above.

                           ANNUAL MEETING INFORMATION

   The Annual Meeting will begin at 10:00 a.m. at the Gaithersburg Marriott. Coffee, tea, and juice will be provided to shareholders attending the meeting. Complimentary parking is available to shareholders on the premises. Directions to the Gaithersburg Marriott from the surrounding area are provided below.

   A "Shareholder Annual Meeting" rate of $119.00/night will be offered at the Gaithersburg Marriott for Tuesday, January 9, 2001, the night before the meeting. To receive this rate, call the Gaithersburg Marriott directly at (301) 590-0044 and ask for the "Sodexho Marriott Annual Meeting" rate. Please note that only 20 rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

Directions to the Hotel from Local Airports:

  From Washington Dulles International Airport:

  Take Dulles Access Road to I-495. Follow exit to I-495 North toward Bethesda, Maryland. Continue on I-495 to I-270 North toward Frederick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit-
  Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Continue on Washingtonian Blvd. around two traffic circles to 9751 Washingtonian Blvd. The hotel will be on your left.

  From Ronald Reagan Washington National Airport:

  Take the George Washington Memorial Parkway North (GW Parkway) to I-495 North toward Maryland. Continue on I-495 North to I-270 North toward Fredrick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit-Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Continue on Washingtonian Blvd. around two traffic circles to 9751 Washingtonian Blvd. The hotel will be on your left.

  From Baltimore Washington International Airport:

  Take I-195 West to I-95 South toward Washington. From I-95 South, exit onto I-495 West toward Silver Spring. Continue on I-495 West to I-270 North toward Fredrick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit-Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Continue on Washingtonian Blvd. around two traffic circles to 9751 Washingtonian Blvd. The hotel will be on your left.

                      SODEXHO MARRIOTT SERVICES, INC.

P            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R
O                      FOR A MEETING OF SHAREHOLDERS
X
Y                     on January 10, 2001, 10:00 a.m.


        The undersigned appoints Robert A. Stern and Michel Landel as Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Sodexho Marriott Services, Inc. common stock held of record by the undersigned on November 15, 2000, at the Meeting of Shareholders to be held on January 10, 2001, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR all of the Proposals.

                                                         (change of address)

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------


                  continued and to be signed on reverse side

                                                                ----------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                ----------------

--------------------------------------------------------------------------------
                             Detach Proxy Card Here

                     INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Sodexho Marriott Services, Inc. and First Chicago Trust are pleased to announce that you can access your account information via the Internet. Visit http://gateway.equiserve.com. You will need your account number and social security number to access your account in addition to a password which you can receive by calling First Chicago Trust at the toll-free number listed below.

                   DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Sodexho Marriott Services, Inc. shareholders should call the dedicated toll-free number indicated below for customer assistance.

                                 1-800-311-4816

               ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the directions below.

If you elect to vote via the Internet at http://www.eproxyvote.com/sdh, a link to the site during the 2000 proxy voting period will enable you to enroll for the electronic dissemination of next year's proxy materials.

Any registered stockholder may elect the electronic dissemination of next year's
proxy    materials   at   any   time   during   the   year   by   enrolling   at
http://www.econsent.com/sdh.

--------------------------------------------------------------------------------

            SPECIAL NOTE TO SHAREHOLDERS WHO HAVE NOT EXCHANGED THEIR
                        "OLD MARRIOTT" SHARE CERTIFICATES

Sodexho Marriott Services, Inc. would like to remind you that if you have not yet exchanged your "Old Marriott" share certificates (red bordered certificates bearing the name Marriott International, Inc.) for new Sodexho Marriott Services, Inc. shares you should do so immediately. Please contact First Chicago Trust at 1-800-311-4816 for information on completing your exchange. If you have lost your "Old Marriott" share certificate you should also contact First Chicago Trust at the telephone number listed above for further instructions on replacement and exchange of your shares. Upon exchange, you will also receive your December 1999 dividend payment. Please note that state laws may require Sodexho Marriott Services, Inc. to forward all unexchanged shares and any related dividend payments to government unclaimed property agencies after a prescribed amount of time. The first deadline requiring the Company to determine whether to submit unexchanged shares and dividend payments to some state unclaimed property agencies is almost upon us. Please complete your share exchange now.

 _
|X| Please mark                                                   | 2766
    votes as in this                                               _____
    example.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no instruction is indicated, each proxy will be voted "FOR" all of the Proposals and at the discretion of the Proxies on any other matter that may properly occur.

       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

                                           FOR            WITHHELD

1. Election of                             | |              | |
   Directors.

For, except vote withheld from the following nominee(s):


-------------------------------------------------


NOMINEES EACH FOR A TERM OF ONE YEAR EXPIRING AT THE 2002 ANNUAL MEETING OF
SHAREHOLDERS:
01. Daniel J. Altobello    05. John W. Marriott III
02. Pierre Bellon          06. Mary S. Metz
03. Bernard Carton         07. Edouard de Royere
04. Michel Landel          08. William J. Shaw

                                             FOR         AGAINST       ABSTAIN

2. Ratification of the appointment
   of PricewaterhouseCoopers LLP as
   independent auditors of the Company.      | |           | |           | |

3. Ratification  of an  amendment  of
   the  Company's  1998  Comprehensive
   Stock Incentive  Plan that  would
   increase the number of shares of common
   stock available to be issued under the
   Plan from 10 million to 11.5 million
   shares.                                   | |           | |           | |

                                                 MARK HERE FOR ADDRESS
                                                  CHANGE AND MARK ON
                                                     REVERSE SIDE        | |



SIGNATURE(S) ___________________________________________________ DATE _________

Sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign partnership name by authorized trustee or partner.

--------------------------------------------------------------------------------

    /\ Please carefully detach here and return this proxy in the enclosed /\
                                reply envelope.





Dear Shareholder:

Sodexho Marriott Services, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/sdh

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  Your vote is important. Thank you for voting.

--------------------------------------------------------------------------------

                                ADMISSION TICKET

                         Sodexho Marriott Services, Inc.

                       Annual Meeting of the Shareholders

                              Gaithersburg Marriott
           9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878

                           January 10, 2001 10:00 a.m.

          Bring this Admission Ticket with you if attending the meeting